Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of February 17, 2016, by and among KeepItSafe, Inc., a Delaware corporation (“Buyer”), VaultLogix, LLC, a Delaware limited liability company, Data Protection Services, L.L.C., a Delaware limited liability company, and U.S. Data Security Acquisition, LLC, a Delaware limited liability company (each a “Seller”, and collectively “Sellers”), and each individual owner of interests in Sellers as set forth on the signature page to this Agreement (each an “Owner,” and collectively, the “Owners”). In this Agreement, each of Sellers, Owners and Buyer is sometimes called a “Party,” and together, “Parties.

INTRODUCTION

This Agreement contemplates a transaction in which Buyer will purchase substantially all of the Assets (as defined below) and the on-going online data backup business (the “Business”) of Sellers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein shall have the meanings set forth in Schedule I attached hereto.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey, assign and deliver to Buyer, free and clear of any Encumbrances, all of Sellers’ right, title and interest in and to all of Sellers’ assets, tangible and intangible, of every kind and description, wherever located, including, without limitation, the following (but excluding the Excluded Assets set forth in Section 2.1(b)) (collectively, the “Assets”):

i. all of the Sellers’ right, title and interest to the products, services and other assets listed on Schedule 2.1(a)(i) of the Disclosure Schedule;

ii. all of the intangible rights and property of Sellers including Intellectual Property Assets, going concern value, goodwill (including, but not limited to, the goodwill associated with all trademarks transferred hereby), marketing materials, telephone, facsimile, websites, social media accounts, Twitter handles, Facebook pages (content and URL) and all related content, domain names set forth in Schedule 2.1(a)(ii) of the Disclosure Schedule, trade names, help manuals, e-mail addresses and any other information developed or acquired by Sellers and used for the operation of the Business;

iii. all of Sellers’ right, title and interest in the following (collectively, the “Assigned Contracts”): (A) the customer and reseller accounts of Sellers listed in Schedule 2.1(a)(iii)(A) of the Disclosure Schedule (the “Customer Contracts”), (B) all Seller Contracts listed in Schedule 2.1(a)(iii)(B) of the Disclosure Schedule, and (C) all outstanding offers or solicitations made by or to Sellers to enter into any Contract, excluding the Excluded Contracts;

iv. all Accounts Receivable;

v. all Governmental Authorizations or permits necessary to operate the Business; and

vi. all books, records, accounts, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports and other printed or written materials relating to the Business.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Buyer expressly assumes that liability pursuant to Section 2.2(a).

Notwithstanding anything in this Agreement to the contrary, no Assigned Contract that is not capable of being delegated, assigned or transferred to Buyer without the Consent of a third party, or under which any actual or purported delegation, assignment, transfer to Buyer would constitute a violation, breach or default under the terms of the Assigned Contract, shall be delegated, assigned or transferred to Buyer without having first obtained such required Consent. To the extent such Consents are not obtained and in full force and effect as of the Closing Date, Sellers shall cooperate with Buyer (i) to establish lawful arrangements which result in the benefits and obligations under such Assigned Contracts apportioned in a manner consistent with the purpose and intention of this Agreement and (ii) if so requested by Buyer and at Sellers’ expense, to obtain any such Consents, and enforce Sellers’ rights under such Assigned Contracts on behalf and for the benefit of, and as directed by, Buyer.

(b) Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

i. all cash and cash equivalents, bank accounts and deposits therein;

ii. all minute books, Equity Interest records, and corporate seals;

iii. the Equity Interests;

iv. all insurance policies and rights thereunder;

v. all Seller Contracts other than the Assigned Contracts, including those listed in Schedule 2.1(b)(v) of the Disclosure Schedule (collectively, the “Excluded Contracts”);

vi. all personnel records and other employee records;

vii. all claims for refund of Taxes and other governmental charges of whatever nature;

viii. all rights in connection with and assets of the Seller Benefit Plans;

ix. all rights of Sellers under this Agreement; and

x. the assets expressly identified in Schedule 2.1(b)(x) of the Disclosure Schedule.

2.2 Assumption of Liabilities.

(a) From and after the Closing, Buyer shall assume and become responsible for (i) obligations of Sellers arising after the Closing under the Assigned Contracts, but excluding any such obligations and liabilities if they relate to breaches of, or defaults under, the Assigned Contracts on or prior to the Closing or arising from facts or conditions (other than the existence of the Assigned Contracts) existing on or before the Closing, and (ii) Post-Closing Apportioned Obligations allocated to Buyer pursuant to Section 6.1(c) (collectively, the “Assumed Liabilities”).

(b) Buyer shall not assume or become responsible for, and the Sellers shall remain liable for, any and all liabilities or obligations of the Sellers which are not Assumed Liabilities, including but not limited to all Sellers’ employee liabilities or obligations (collectively, the “Retained Liabilities”).

2.3 Purchase Price. The consideration for the Assets (the “Purchase Price”) will be Twenty Four Million Dollars ($24,000,000) minus the Adjustment Amount, if any. The Purchase Price will be subject to adjustment as follows, and as determined as of the close of business on the Closing Date and according to the adjustment procedures set forth in Section 2.6 below:

(a) [Intentionally Omitted]

(b) downward adjustment on a dollar-for-dollar basis (the “Receivables Adjustment”) to the extent any Account Receivable included in the Assets has been outstanding more than ninety (90) days as of the Closing Date (such amount, the “Aged Receivables”); provided, however, that any Aged Receivables received by any Seller or Buyer within one hundred and eighty (180) days of the Closing Date shall be transferred immediately to Owner and become the property of Owner; and

(c) downward adjustment on a dollar-for-dollar basis for Prepaid Amounts (the “Prepaid Adjustment” and, together with the Receivables Adjustment, the “Adjustment Amount”).

The Purchase Price shall be paid to Sellers as follows: (a) Twenty Two Million Dollars ($22,000,000) less the Estimated Adjustment Amount (the “Closing Payment”) shall be paid on the Closing Date by wire transfer of immediately available funds to a bank account designated by Sellers in a written notice delivered to Buyer at least five (5) days prior to the Closing Date; and (b) Two Million Dollars ($2,000,000) (the “Holdback Amount”) will be retained by Buyer in an escrow account to provide a ready source of funds to secure the performance of Sellers’ and Owners’ obligations under this Agreement, including but not limited to indemnification obligations set forth in Section 5.2 and any obligation of Sellers to make a payment under Section 2.6(c)i. Buyer shall release the Holdback Amount, less Buyer’s good faith estimate of the amount required to cover any claims Buyer has under Sections 5.2 or 2.6(c)i, within five (5) business days of such date that is twelve (12) months after the Closing Date (the “Holdback Disbursement Date”). Any portion of the Holdback Amount that Buyer retains pursuant to this Section 2.3 following the Holdback Disbursement Date which is not applied to obligations under Sections 5.2 or 2.6(c)i shall be paid over to Sellers upon Buyer’s good faith determination that such funds will not be needed with respect to such claims. The Parties acknowledge and agree that any interest earned on the Holdback Amount on or prior to the Holdback Disbursement Date shall be reported for Tax purposes as income of Sellers, notwithstanding that such interest ultimately may be released to Buyer in partial satisfaction of Sellers’ and Owners’ obligations hereunder.

2.4 The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of j2 Global, Inc., 6922 Hollywood Blvd., 5th Floor, Los Angeles, California, on the date of this Agreement (the “Closing Date”) or at such other place as Sellers, Owners and Buyer agree. For purposes of calculating the Adjustment Amount, the Closing shall be deemed to occur as of the close of business on the Closing Date.

2.5 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers and Owners, as the case may be, shall deliver or cause to be delivered to Buyer:

i. a bill of sale for all of the Assets in the form of Exhibit A, executed by Sellers (the “Bill of Sale”);

ii. an assignment of all the Assumed Liabilities the form of Exhibit B, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Sellers;

iii. an assignment of all Intellectual Property Assets, and separate confirmatory assignments of all registered Marks, Patents and Copyrights in the form of Exhibit C, executed by Sellers (the “Assignment of Intellectual Property Assets”);

iv. such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and their legal counsel and executed by Sellers;

v. non-competition agreements in the form of Exhibit D (the “Noncompetition Agreements”), executed by each Seller and each Owner. The Noncompetition Agreements are a material part of the consideration bargained for by Buyer in order to enter into this Agreement and each Seller and each Owner is willing to enter into the Noncompetition Agreements;

vi. transition services agreement in the form of Exhibit E (the “Transition Services Agreement”), executed by Sellers and the individuals named on the signature page thereto;

vii. all Consents and any approvals or other authorizations of any Governmental Authority relating to the transfer of any of Sellers’ Governmental Authorizations to Buyer necessary to complete the Contemplated Transactions, and all Consents necessary for the assignment of the Assigned Contracts;

viii. a certificate of the managing member of each Seller and Owner in the Form of Exhibit F (A) certifying, as complete and accurate as of the Closing, attached copies of the Organizational Documents of such Seller or Owner, (B) certifying and attaching all requisite resolutions or actions of such Seller’s or Owner’s directors and shareholders approving the execution and delivery of this Agreement, and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the authorized representatives of such Seller or Owner executing this Agreement and any other document relating to the Contemplated Transactions (the “Seller’s Secretary’s Certificate”);

ix. Customer list, reseller list, customer data and reseller data (including name, email address, address, phone, billing information) relating to the Business in Excel format with respect to all Customer Contracts;

x. the Estimated Adjustment Amount;

xi. all software used in the Business, including all documentation;

xii. copies of website and contents, all databases and their contents, all customer email accounts and their content, all applications and their source code;

xiii. the Financial Statements;

xiv. Commitment Letter executed by Tim Hannibal;

xv. Escrow Agreement;

xvi. Release documents from the holders of any Encumbrances on the Assets;

xvii. all credit card information relating to each Customer Contract, including, full name on credit card, card number, expiration date, security number and evidence that the customer agreed to pay by credit card, in Excel format; and

xviii. a certificate from Sellers in the applicable form specified in Treasury Regulations Section 1.1445-2.

(b) Buyer shall deliver to Sellers and Owners, as the case may be:

i. the Closing Payment in accordance with Section 2.3;

ii. the Assignment and Assumption Agreement executed by Buyer;

iii. the Noncompetition Agreements executed by Buyer; and

iv. the Transition Services Agreement executed by Buyer.

2.6 Adjustment Amount.

(a) At least three (3) days prior to the Closing, Sellers shall deliver to Buyer a statement setting forth in reasonable detail Sellers’ good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) as of the Closing Date, which statement shall be substantially in the form of Schedule 2.6(a) of the Disclosure Schedule attached hereto.

(b) Within sixty (60) days after the Closing Date, Buyer shall deliver to Sellers a balance sheet and income statement of the Business dated as of the Closing Date and prepared in accordance with GAAP (the “Closing Date Financial Statements”) and a calculation of the Adjustment Amount and each component thereof (i.e., the Receivables Adjustment and the Prepaid Adjustment), together with reasonable supporting documentation. The Adjustment Amount so delivered by Buyer shall become final for all purposes of this Agreement unless, within fourteen (14) days after the receipt of such calculation by Sellers, Buyer receives written notice of the Sellers’ disapproval of such calculation along with Sellers’ determination of the final Adjustment Amount and a detailed explanation as to the reasons for such disapproval. If Buyer and Sellers are unable to agree on the final Adjustment Amount within thirty (30) days after such notice is delivered, they shall submit the issues remaining in dispute to a certified public accounting firm of national standing in the industry in which Buyer and Sellers principally operate (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (a) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (b) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties; and (c) Buyer and Sellers will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(c) No later than five (5) days following the final determination of the Adjustment Amount (the “Final Adjustment Amount”), the following payments will be made:

i. in the event that the Final Adjustment Amount is greater than the Estimated Adjustment Amount, Buyer will retain from the Holdback Amount an amount equal to the difference between the Final Adjustment Amount and the Estimated Adjustment Amount; and

ii. in the event that the Final Adjustment Amount is less than the Estimated Adjustment Amount, Buyer will pay to Sellers, in cash, the amount equal to the difference between the Estimated Adjustment Amount and the Final Adjustment Amount.

2.7 Further Assurances. At any time and from time to time after the Closing and without further consideration:

(a) Sellers shall, at the request of the Buyer, promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, including giving notices to and obtaining all Consents with respect to Assigned Contracts, to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Assets, to put the Buyer in actual possession and operating control of the Business and the Assets, and to carry out the purpose and intent of this Agreement;

(b) Buyer shall, at the request of the Sellers, provide any records relating to activities of the Sellers included in the Assets to the Sellers for any financial, tax or other purpose relating to the Sellers’ discontinuance of the Business.

2.8 Allocation. Following the Closing Date, Buyer shall obtain an appraisal (the “Appraisal”) of the Assets for Buyer’s GAAP-based accounting purposes. Within ninety (90) days following receipt of the Appraisal, Buyer will deliver to Sellers an allocation of the Purchase Price plus the Assumed Liabilities and other applicable amounts (reduced by the amount required to be treated as unstated interest or original issue discount) among the Assets in a manner which is consistent with the Appraisal and in conformance with Section 1060 of the Internal Revenue Code (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”). Each Party agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in a manner that is consistent with the Purchase Price Allocation and to take no position for Tax purposes inconsistent therewith.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND OWNERS

Each Seller and each Owner represent and warrant to Buyer as follows:

3.1 Organization and Good Standing.

(a) Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the assets that it purports to own or use, and to perform all its obligations under all Seller Contracts. Each Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.

(b) Each Seller has delivered to Buyer copies of the Organizational Documents of such Seller, as currently in effect. Each Seller is not in breach of any provision of its Organizational Documents. There is no pending or threatened action (or basis therefor) for the dissolution, liquidation or insolvency of any Seller.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. Upon the execution and delivery by each Seller of all agreements and certificates to be executed or delivered by each Seller at the Closing (collectively, the “Sellers’ Closing Documents”), each of Sellers’ Closing Documents will constitute the legal, valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms. Each Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the applicable Sellers’ Closing Documents, and to perform its obligations under this Agreement and the Sellers’ Closing Documents, and such action has been duly authorized by all necessary action by such Seller’s directors and shareholders.

(b) Neither the execution and delivery of this Agreement, the assignment of the Assets to Buyer, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

i. contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Seller, or (B) any resolution adopted by the members of any Seller;

ii. contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller, or any of the assets owned or used by any Seller, may be subject;

iii. contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Seller or that otherwise relates to the Business or any of the assets owned or used by any Seller;

iv. cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

v. contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract; or

vi. result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Seller.

(c) No Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the assignment of Assets to Buyer, or the consummation or performance of any of the Contemplated Transactions.

3.3 Ownership. Owners are, and will be on the Closing Date, the record and only owners of shares of capital stock of each Seller and the beneficial owners and holders of any and all shares of capital stock in each Seller (the “Equity Interests”), free and clear of all Encumbrances, except as set forth on Schedule 3.3 of the Disclosure Schedule. The Equity Interests have been duly authorized and are validly issued, fully paid, and non-assessable. The Equity Interests represent the only ownership interests in each Seller. There are no pending Contracts relating to the issuance, sale, or transfer of the Equity Interests. None of the Equity Interests or other previous ownership interests or securities of any Seller were issued in violation of the Securities Act or any other Legal Requirement.

3.4 Financial Statements. Each Seller has delivered to Buyer, as set forth in Schedule 3.4 of the Disclosure Schedule, (a) an unaudited balance sheet of such Seller as of December 31, 2015 (the “Balance Sheet”), and the related unaudited statements of income, changes in members’ equity and cash flows for the fiscal year ended December 31, 2015 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with GAAP; (b) have been prepared in accordance with the methodology by which each Seller has historically kept and maintained its financial records; and (c) fairly present the financial condition and the results of operations, changes in members’ equity and cash flows of such Seller for the periods referred to in the Financial Statements. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements. Since the Balance Sheet, no Seller has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.5 Books and Records. The books of account and all other records of each Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

3.6 Sufficiency of Assets.

(a) The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by each Seller. Each tangible Asset is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.

(b) The drawings and photographs set forth in Schedule 3.6(b) of the Disclosure Schedule constitute a complete and accurate schematic diagram of the System.

3.7 Title to Assets; No Encumbrances; Deferred Obligations.

(a) Each Seller owns all the good and transferable title to the assets (whether tangible or intangible), including without limitation the Assets, that it purports to own as reflected in the books and records of such Seller, including all of the assets reflected in the Financial Statements, free and clear of any Encumbrances. At the time of Closing, except as set forth on Schedule 3.7(a)(i), all Assets shall be free and clear of any Encumbrances. Assuming the Closing shall have occurred, all Assets shall be free and clear of any Encumbrances. No Seller owns any real property, excepting only leasehold interests set forth in Schedule 3.7(a)(ii) of the Disclosure Schedule. Except as set forth on Schedule 3.7(a)(iii) of the Disclosure Schedule, all of such leases are enforceable against the applicable Seller, and, to each Seller's Knowledge, the applicable counter-parties (and their successors).

(b) Schedule 3.7(b) of the Disclosure Schedule lists all of the assets purchased or otherwise acquired by each Seller since the date of the Balance Sheet.

(c) Except as set forth in Schedule 3.7(c) of the Disclosure Schedule, no Seller has any obligation to perform services following the Closing Date that have been paid for as of, or prior to, the Closing Date.

3.8 Accounts Receivable. All accounts receivable of each Seller that are reflected on the Financial Statements or on the accounting records of such Seller as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in Sellers’ Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, Current and collectible. Each of the Accounts Receivable either has been, or will be, collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable (such Account Receivable, “Current”). There is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable. In the event Buyer or any Seller receives payment for an Aged Receivable within one hundred and eighty (180) days of the Closing Date, Buyer or such Seller shall promptly, but in no event later than ten (10) business days following the receipt thereof, remit such amount to Owner and such amount will be the property of Owner.

3.9 No Undisclosed Liabilities. No Seller has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.10 Compliance with Legal Requirements; Governmental Authorizations. Each Seller is, and at all times since its formation has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of the Assets and no action is pending or, to the Knowledge of the Seller, threatened against Sellers or Owners alleging any failure to so comply.

3.11 Legal Proceedings; Orders.

(a) There is no pending Proceeding: (i) that has been commenced by or against any Seller or that otherwise relates to or may affect the Business, or any of the Assets, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) (i) no such Proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) No Seller is subject to any Order.

3.12 Absence of Certain Changes and Events. Since the date of the Balance Sheet, each Seller has conducted business only in the Ordinary Course of Business, and there has not been any:

(a) change in such Seller’s issued Equity Interests; grant of options or right to purchase Equity Interests of Seller; issuance of any security convertible stock interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by such Seller of any Equity Interest; or declaration or payment of any dividend distribution or payment in respect of such Equity Interest;

(b) amendment to the Organizational Documents of such Seller;

(c) payment or increase by such Seller of any bonuses, salaries, or other compensation to any Owner, director, officer, or employee or entry into any employment, severance, or similar Contract with any Owner, director, officer, employee, consultant or contractor, each of which is not within the Ordinary Course of Business;

(d) material damage to or material destruction of or loss of any of the Assets, whether or not covered by insurance;

(e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any Asset or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of such Seller, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(f) event, occurrence or development that has had, or could reasonably be expected to have , individually or in the aggregate, a material adverse effect;

(g) entry into any Contract that would constitute a Material Contract;

(h) loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, Owners, officers or employees of the Business, other than as set forth on Schedule 3.12(h) of the Disclosure Schedule;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under similar law; or

(j) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.13 Contracts; No Defaults.

(a) Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list, and each Seller has delivered to Buyer true and complete copies of (each, a “Material Contract”):

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

(iii) each Seller Contract that was not entered into in the ordinary course of business consistent with past practices and that involves expenditures or receipts of the Seller in excess of $10,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Seller Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v) each licensing agreement or other Seller Contract with respect to patents, trademarks, copyrights, domain names or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Seller Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Seller Contract involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(viii) each Seller Contract containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(ix) each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

(xi) each confidentiality agreement;

(xii) each Seller Contract entered into other than in the ordinary course of business consistent with past practices that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xiii) each Seller Contract for capital expenditures in excess of $10,000;

(xiv) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business consistent with past practices; and each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.13(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Seller Contracts, including the parties to the Seller Contracts and the amount of the remaining commitment of the Company under the Seller Contracts.

(b) Each Seller Contract identified or required to be identified in Schedule 3.13(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c) Each Customer Contract:

i. conforms to Seller’s standard form customer or reseller agreement, as applicable, true and complete copies of which are set forth in Schedule 3.13(c)(i) of the Disclosure Schedule;

ii. is in full force and effect and is valid and enforceable in accordance with its terms;

iii. will not be breached as a result of the execution and delivery of this Agreement, the assignment of the Assets to Buyer, or consummation of the Contemplated Transactions.

(d) Except as set forth in Schedule 3.13(d) of the Disclosure Schedule:

i. no Owners nor any Related Person of the Owners has, or may acquire, any rights under any Contract that relates to the Business, or any of the Assets; and

ii. no officer, director, Owner, agent, employee, consultant, or contractor of any Seller is bound by any Contract that purports to limit the ability of such officer, director, Owner, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of such Seller, or (B) assign to such Seller or to any other Person any rights to any invention, improvement, or discovery.

(e) Except as set forth in Schedule 3.13(e) of the Disclosure Schedule:

i. Each Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Seller Contract; and

ii. No Seller nor any Owner has given to or received from any other Person, at any time, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Seller Contract and no event has occurred that, with notice or lapse of time, would constitute a breach or default under any Seller Contract.

(f) The Seller Contracts relating to the sale, design, manufacture, or provision of products or services by each Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.14 Insurance. Each Seller has delivered to Buyer: (a) true and complete copies of all policies of insurance to which such Seller is a party or under which such Seller, or any manager or member of such Seller, is or has been covered at any time which relate to such Seller; and (b) a statement describing the loss experience for all claims made under any insurance policies, including the number and aggregate cost of such claims for the past three (3) years.

3.15 Intellectual Property.

(a) The term “Intellectual Property Assets” means, collectively:

i. All business names, domain names, trade names, registered and unregistered trademarks, service marks, and applications and common law rights and goodwill in the foregoing (collectively, “Marks”), owned, licensed or otherwise used by any Seller in the Business;

ii. all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”), in each case owned, licensed or otherwise used by any Seller;

iii. all original works of authorship (whether or not copyrightable or published); all software of any type developed by or for any Seller, including computer programs, applications, mobile apps, middleware, libraries, tools, firmware, software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing (collectively, “Software”); and, all rights in mask works owned, licensed or otherwise used by any Seller (collectively, “Copyrights”), owned, licensed or otherwise used by any Seller;

iv. all social media and social networking assets, including, but not limited to, accounts, handles, profiles, channels, pages, websites, content and associated followers, friends and other connections and links of Facebook, Twitter, YouTube, Pinterest, LinkedIn and all other social media and social networking websites, services and accounts; wikis and other collaborative content websites (e.g., Wikipedia), online messaging and bulletin boards, blogs, microblogs, Google+ accounts, photo, video and other content-sharing websites, virtual game or social worlds; and email addresses and domain names used as part of email addresses, all of the foregoing as used in connection with the Business (collectively, “Social Media Accounts”);

v. all account names, user names, nicknames, display names, handles and other identifiers registered, used or held for use by or for any Seller, as well as all login passwords and other credentials for the Social Media Accounts (collectively, “Social Media Account Names”), and

vi. all scientific, financial, technical or nontechnical data, designs, drawings, blueprints, system architecture, patterns, processes, formulas, devices, know-how, negative know-how, methods, techniques, compilations, Software, drawings, financial and product plans, or lists of actual or potential customers or suppliers, relating to the Business, which (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means by, other persons and (ii) is the subject of efforts by any Seller that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”), in each case which is owned, used, or licensed by any Seller as licensee or licensor.

(b) Each Seller has delivered to Buyer correct and complete copies of all available written documentation evidencing ownership of each item of Intellectual Property Assets used by each Seller in operation of the Business. Schedule 3.15(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by each Seller, of all Contracts of each Seller relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and no Threatened disputes or disagreements with respect to any such Contract.

(c) Except as set forth in Schedule 3.15(c) of the Disclosure Schedule:

i. The Intellectual Property Assets are all those necessary for the professional, orderly operation of the Business as they are currently conducted;

ii. Sellers are the owners of all rights, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use all of the Intellectual Property Assets without payment to a third party;

iii. All former and current employees of Sellers have executed written Contracts with Sellers that assign to Sellers all rights to any inventions, improvements, discoveries, or information relating to the business of Sellers; and

iv. To the Knowledge of the Sellers, no employee of Sellers has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Sellers.

(d) Sellers do not own or license any Patents. None of the products manufactured or sold, nor any process or know-how used, by Sellers is alleged to infringe any patent or other proprietary right of any other Person, or to the Knowledge of the Sellers, infringes any patent or other proprietary right of any other Person.

(e) Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person's intellectual property, and Sellers have not ever received any written notice alleging any interference, infringement, misappropriation, violation or conflict with any other Person's intellectual property (including any claim that Sellers must license or refrain from using any other Person's intellectual property). To the Knowledge of the Sellers, no third Person has any intellectual property that interferes or would be likely to interfere with Buyer's use of any of the Intellectual Property Assets transferred under this Agreement. To the Knowledge of the Sellers, Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of any other Person as a result of the continued operation of the Business as currently conducted and as currently proposed to be conducted. No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property Assets.

(f) Schedule 3.15(f) of the Disclosure Schedule lists all Software developed by or for Sellers in the operation of the Business. Schedule 3.15(f) of the Disclosure Schedule lists all originators, developers, programmers (other than employees), who have written any portion of or contributed to any development of such Software (collectively, the “Developers”). Schedule 3.15(f) of the Disclosure Schedule contains a complete and accurate list of all code incorporated into such Software that was not specifically written or developed for use in such Software (the "Preexisting Code"). This list includes code from toolkits, from preexisting code written by the Developers and/or from third-party software used to write or otherwise contribute to the development of any such Software. After Closing, Buyer will have at least a non-exclusive right to use any such Preexisting Code and, to the Knowledge of the Sellers, there are no third-party rights to such Preexisting Code that will materially interfere with Buyer's ownership and use of such Software.

(g) To the Knowledge of Sellers, none of the Software includes any Publicly Available Software and Sellers have never used Publicly Available Software in whole or in part in the development of any part of the Software in a manner that may subject the Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making derivative works; or (3) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (t) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (u) the Artistic License (e.g., PERL), (v) the Mozilla Public License, (w) the Netscape Public License, (x) the Sun Community Source License (SCSL), (y) the Sun Industry Source License (SISL), and (z) the Apache Server License.

(h) Schedule 3.15(h) of Disclosure Schedule contains a complete and accurate list and summary description of all Social Media Accounts and all Social Media Account Names.

i. None of the Social Media Account Names infringes or otherwise violates any trademark rights or other intellectual property rights of any third Person.

ii. All use of the Social Media Accounts complies with and has complied with (1) all terms and conditions, terms of use, terms of service and other agreements and contracts applicable to such Social Media Accounts, and (2) applicable law and regulation.

iii. Sellers have implemented and enforces an employee social media policy that:

(A)	provides that Sellers, and not any company employee or contractor, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content, all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers, and all associated goodwill and opportunities);

(B)	requires all employees and contractors to relinquish to Sellers all Social Media Account Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon Buyer’s request;

(C)	includes appropriate guidelines and restrictions regarding the use of (1) the Social Media Accounts, and (2) personal social media accounts, including, in each case, with respect to endorsements, attribution, disclosure of proprietary information and violation of intellectual property rights; and

(D)	complies with applicable law and regulation.

iv. Each of each Seller’s employees and contractors has agreed in his or her company agreement to comply with such social media policy.

v. To the Knowledge of the Sellers, the Contemplated transactions will not result in the loss or impairment of the Buyer’s ability to use, operate or maintain any Social Media Account or Social Media Account Name, or in the breach of any terms of use, terms of service or other agreements or contracts applicable to such Social Media Accounts.

(i) Schedule 3.15(i) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks.

i. Sellers are the owners of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims;

ii. All Marks that have been registered with any Governmental Body are currently in compliance with all Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or renewals, responses, required filings or other actions falling due within 90 days after the Closing Date, and all assignments, transfers, security interests, name changes and other recordable events regarding the Marks have been recorded with all applicable patent, trademark and copyright offices;

iii. No Mark has been or is now opposed to or challenged by any third party and no such action is Threatened with the respect to any of the Marks;

iv. To the Knowledge of the Sellers, there is no potentially interfering trademark or trademark application of any third party domestically or internationally;

v. No Mark has been challenged or threatened in any way, and to the Knowledge of the Sellers, no Mark is infringed. None of the Marks used by Seller infringes, or is alleged to infringe, any trade name, trademark, or service mark of any third party domestically or internationally; and

vi. All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

(j) Schedule 3.15(j) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.

i. Sellers are the owners of all right, title, and interest in and to each of its Copyrights, free and clear of all Encumbrances;

ii. No Copyright has been challenged or threatened in any way, nor, to the Knowledge of the Seller, infringed upon. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party; and

iii. All works protected by the Copyrights that are disseminated to third parties have been marked with the proper copyright notice.

(k) Except as set forth in Schedule 3.15(k) of the Disclosure Schedule:

i. The documentation relating to each Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual;

ii. All current, and to the Knowledge of Sellers, former employees, consultants, or contractors of Sellers or its Affiliates who have participated in the creation or development of any Intellectual Property Asset which is necessary or material to the operation of the Business in the ordinary course created or developed by, for or under the direction or supervision of Seller (including the Intellectual Property Assets set forth in Schedule 3.15(a) of the Disclosure Schedule) have executed and delivered to Seller, a valid and enforceable agreement providing for the non-disclosure by such current or former employee, consultant, or contractor of all Trade Secrets.

iii. Sellers have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; and

iv. Sellers have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(l) Except at set forth in Schedule 3.15(l) of the Disclosure Schedule, Sellers have not entered into any Assigned Contract which could result in liability to Buyer or its Affiliates of in excess of $100,000 to indemnify, defend or hold harmless any person or entity against any claim of infringement, misappropriation or violation or unlawful use of any Intellectual Property Asset in respect of the Business.

(m) There are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar obligations to which Sellers or its Affiliates is a party, or to which Sellers or its Affiliates is otherwise bound, in each case that relate to the Intellectual Property Asset or the intellectual property rights of another Person or entity, that will materially restrict the rights of Buyer to use, transfer, license, enforce or otherwise exploit any Intellectual Property Asset or that will materially restrict the conduct of the Business.

(n) None of the Intellectual Property Assets has been developed by or for Sellers with the assistance or use of any funding from third parties, including, funding from any local, state or federal government or governmental authority of the United States, or any foreign government or governmental authority.

3.16 Information Technology.

(a) Section 3.16(a) of the Disclosure Schedule sets out a true, correct and complete list of all material Information Technology owned, licensed, used or held for use in connection with the Business (other than with respect to personal computers and printers) and all Material Contracts in effect as of the date hereof relating in any material respect to the maintenance and support, security, disaster recovery management and utilization of such Information Technology.

(b) Sellers own, lease, licenses or has other contractual rights to use (pursuant to valid and enforceable lease, license or other contractual agreements) all Information Technology, networking systems, telecommunication systems, and documentation (including, but not limited to, a written disaster recovery and business continuity plan and procedures) relating to any of the foregoing, that are used in or necessary for the operations of the Business as currently conducted (the “Business IT”). Seller will be, at Closing, in compliance in all material respects with its material license agreements for all Business IT licensed or leased by Seller and Seller has not received written notice from a vendor or licensor that Seller is in violation of any such license or lease. Seller maintains comprehensive and clear documentation regarding Information Technology, their methods of operation, and their support and maintenance. The Information Technology is adequate for the operation of the Business as currently conducted. Each system comprising the Information Technology is adequate for its intended functions, operations and purposes in all material respects, and there has been no material malfunction of any Information Technology that has not been resolved and corrected. Seller has taken reasonable precautions in accordance with industry practice to preserve the availability, security and integrity of the Information Technology and the data and information stored on the Information Technology, and, to the Knowledge of Seller, the Information Technology has not been compromised or breached. Seller has disaster recovery facilities in place for its primary operations Software applications and either disaster recovery or failover facilities in place for the applications needed to process customer orders that are appropriate, in accordance with industry practice, to minimize the disruption of the Business in the event of any failure of all or part of the Information Technology. Seller has regularly tested such plans and facilities, and has written disaster recovery procedures in place.

(c) Since the Balance Sheet Date, no notice of a material defect or default has been sent or received by Sellers, in respect of any license or lease under which the Sellers received material Information Technology, that remains unresolved. The use of any Information Technology by Sellers does not, in any material respect, exceed the scope of the rights granted to the Sellers with respect thereto, including any applicable limitation upon usage, type or number of licenses, users, hardware, time, service or systems.

(d) Each of the domain names set forth in Schedule 2.1(a)(ii) of the Disclosure Schedule is validly registered to one of the Sellers and there are no other domain names which are or have been used in connection with the Business. Each such domain name is free and clear of all Encumbrances and the registration of each such domain name is in full force and effect and in material compliance with all applicable domain name registration requirements. None of the registrations or uses of the domain names have been materially disturbed or placed “on hold” and the Sellers have not received notice of any claim asserted against Sellers adverse to its rights to such domain names.

3.17 Certain Payments. None of any Seller, any Owner, director or officer of any Seller, or any, agent, employee or any other Person associated with or acting for or on behalf of, any Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or any Affiliate of Seller, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Seller.

3.18 Solvency.

(a) No Seller is now insolvent and no Seller will be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable liabilities of Sellers exceeds the present fair saleable value of Sellers’ assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Sellers will be able to pay its liabilities as they become due in the usual course of its business; (ii) Sellers will not have unreasonably small capital with which to conduct its present business; (iii) Sellers will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sellers will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers. The cash available to Sellers, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.19 Environmental Matters.

(a) Any property or facility now or previously owned or leased by Sellers: (i) is in full compliance with all requirements of all environmental laws; (ii) is not the subject of any investigation or administrative proceeding evaluating whether any remedial action is necessary to respond to a release or contamination; (iii) has not received nor are subject to any notice advising as to potential responsibility for response costs to a release of contaminants; and (iv) does not have any underground storage tanks of any type.

(b) Sellers have obtained all Governmental Authorization which are required under any environmental laws and is in full compliance therewith.

3.20 Disclosure.

(a) No representation or warranty of any Seller or Owners in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to any Seller or Owners that has specific application to any Seller that materially adversely affects the Assets, the Business, prospects, financial condition, or results of operations of any Seller that has not been set forth in this Agreement or the Disclosure Schedule.

3.21 Brokers or Finders. Neither Sellers nor Owners have any obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

3.22 Employment Matters.

(a) Schedule 3.22(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of each Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; active or inactive status (including type of leave, if any); employment status (i.e., full-time, part-time or temporary); any bonuses or other commissions reasonably likely to be paid for the current calendar year; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee or director benefit plan.

(b) Schedule 3.22(b) contains a complete and accurate list of the following information for each retired employee or director of each Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c) Schedule 3.22(c) states the number of employees terminated by each Seller since January 1, 2015, and contains a complete and accurate list of the following information for each employee of each Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by any Seller, in the six (6) months prior to the Execution Date: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(d) Each Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(e) To each Seller’s Knowledge, no officer, director, agent, employee, consultant, or contractor of such Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to such Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Party is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Sellers or Buyer to conduct the Business as heretofore carried on by Sellers.

(f) There are no collective bargaining Contracts that cover any of the employees of any Seller or any of their Affiliates or to which any Seller or any of their Affiliates is a party. There has not been, there is not pending or existing, and, to the Knowledge of each Seller, there is not threatened, any strike, slowdown, picketing, work stoppage, employee grievance process, organizational activity, or other labor dispute involving any of the employees of any Seller or any of their Affiliates. There has not been, and there is not pending or, to the Knowledge of any Seller, threatened against or affecting any Seller or any of their Affiliates any action relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, in any case with respect to any of the employees of any Seller or any of their Affiliates.

(g) Each Seller has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any employee of any Seller.

(h) With respect to the employees of each Seller, each Seller is (i) in compliance in all material respects with all laws respecting employment, employment practices, equal employment opportunity, nondiscrimination, sexual harassment, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, (ii) not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing (other than any arrearages in wages for the current payment cycle for employees), and (iii) not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of any Seller, threatened against any Seller relating to any employee of any Seller.

(i) Except as set forth on Schedule 3.22(i), to the Knowledge of each Seller, no employee of any Seller (i) intends to terminate his or her employment or engagement with the Seller or any of its Affiliates (other than as required pursuant to this Agreement), (ii) has received an offer to join a business that may be competitive with the Business or (iii) is a party to or bound by any confidentiality agreement, noncompetition agreement or other Contract (with any other Person) that may have an adverse effect on: (A) the performance by such individual of any of his or her duties or responsibilities as an employee of the Seller or (B) the Business.

(j) Schedule 3.22(j) contains a complete and accurate list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, pension, profit-sharing, performance, vacation, retention, disability, hospitalization, medical, life insurance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which any Seller is a party, with respect to which any Seller has any obligation which are maintained, contributed to or sponsored by such Seller for the benefit of any current or former employee of such Seller, (ii) each employee benefit plan for which any Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which any Seller could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between any Seller or any Affiliate of Seller and any employee of any Seller (collectively, the “Plans”); provided, however, that “Plan” does not include any Contract or plan of any Seller to pay any retention or stay bonus which will be satisfied before the Closing or retained by any Seller on and after the Closing. Each Plan is in writing, and the Seller has made available to Buyer a true and complete copy of each Plan.

(k) Each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) with respect to the most recent Cycle E determination letter filing period or has timely applied to the IRS for such a letter, and, to Sellers’ Knowledge, no fact or event has occurred since the date of such determination letter or letters from the IRS that is reasonably expected to adversely affect the qualified status of any such Plan.

3.23 Taxes.

(a) Each Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were accurate, correct, and complete in all material respects and accurately reflect the facts regarding the income, business, assets, operations, activities, status, or other matters of each of the respective entities or any other information required to be shown thereon. All Taxes each Seller owes (whether or not shown on any Tax Return) have been paid. Each Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No Governmental Body has Threatened or made a claim in writing or as to which any Seller or any Owner has Knowledge in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its Equity Interests, or other third party.

(c) There is no Threatened assessment of any additional Taxes for any period for which Tax Returns have been filed. There is no claim or Proceeding concerning any Tax Liability of any Seller either (i) claimed or raised in writing, or (ii) as to which any Seller or any Owner has Knowledge. Schedule 3.23 lists all Tax Returns filed with respect to each Seller for taxable periods ended on or after October 9, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each Seller since October 9, 2014.

(d) Each Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Each Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group of which Owner is the common parent.

3.24 Customers and Suppliers. Schedule 3.24 of the Disclosure Schedule lists each Seller’s (a) 20 largest customers in terms of sales during the year ended December 31, 2015 and states the approximate total sales by Seller to each such customer during such period, and (b) 10 largest suppliers during the year ended December 31, 2015. Except as set forth in Schedule 3.24, no Seller nor any Owner has received notice of termination or an intention to terminate the relationship with Seller from any customer or supplier.

3.25 Permits. Each Seller possesses all Permits required to be obtained for operation of the Business, other than those Permits which the lack of possession thereof would not result in a material adverse effect on the Business. Schedule 3.25 of the Disclosure Schedule sets forth a list of all such Permits. Except as set forth in Schedule 3.25 of the Disclosure Schedule, with respect to each such Permit: (i) it is valid, subsisting and in full force and effect; (ii) there are no violations of such Permit that would result in a termination of such Permit; (iii) Seller has not received notice that such Permit will not be renewed; and (iv) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

3.26 Privacy; Security.

(a) Except as set forth in Schedule 3.26 of the Seller Disclosure Schedule, each Seller has complied with any publicly posted privacy policy posted on any websites used in connection with the Business. No material claims or controversies have arisen regarding such privacy policies. During the two (2) year period immediately preceding the Closing, each Seller (i) has complied in all material respects with Legal Requirements in the United States applicable to privacy and security commitments for personally identifiable information relating to users and subscribers of the products and services used in connection with the Business and (ii) has not received any inquiries from the Federal Trade Commission or any other Governmental Authority regarding an actual or alleged failure to comply with such Legal Requirements.

(b) Each Seller has taken all commercially reasonable steps and implemented reasonable security measures to protect the Assets used in the conduct of the Business prior to Closing from unauthorized access or use. To the Knowledge of each Seller, there have been no security breaches of, or other instances of unauthorized access to, the Assets in the two (2) years immediately preceding the Closing. Each Seller has implemented reasonable backup and disaster recovery technology for the Assets consistent with industry practices.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and Owners as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each other agreement to be executed or delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and by general principles of equity. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary action by Buyer’s shareholders and board of directors.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions by Buyer, nor will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.4 Brokers or Finders. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

4.5 No Other Representations or Warranties. The Parties each acknowledge that the representations and warranties of each Party contained in this Agreement (including the Disclosure Schedule) constitute the sole and exclusive representations and warranties to of such Party in connection with this Agreement and the Contemplated Transactions.

ARTICLE V
INDEMNIFICATION; REMEDIES

5.1 Survival. All representations and warranties in this Agreement, the Disclosure Schedule, any supplements to the Disclosure Schedule and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and continue in full force and effect for one (1) year thereafter; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.7, 3.19, 3.22, and 3.23 (each, a “Fundamental Representation”) shall continue in full force and effect until thirty (30) days after the applicable statute of limitations relating to such representations and warranties has expired. The covenants and other obligations in this Agreement, the Disclosure Schedule, any supplements to the Disclosure Schedule and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

5.2 Indemnification and Reimbursement by Sellers and Owners. Each Seller and each Owner, jointly and severally, will indemnify and hold harmless Buyer and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Indemnified Persons”), and will reimburse the Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses and other incidental or consequential damages) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by any Seller or any Owner in (i) this Agreement, (ii) the Disclosure Schedule, (iii) each Seller’s Secretary Certificate and each Seller’s Closing Documents, (iv) any transfer instrument, or (v) any other certificate, document, writing or instrument delivered by any Seller or any Owner pursuant to this Agreement;

(b) any Breach of any covenant or obligation of any Seller or any Owner in this Agreement, including, without limitation, the Transition Services Agreement, or in any other certificate, document, writing or instrument delivered by any Seller or any Owner pursuant to this Agreement;

(c) any Pre-Closing Tax or other liability arising out of the ownership of the Assets or operation of the Business prior to the Closing Date other than the Assumed Liabilities;

(d) any product sold or any services provided by, any Seller, in whole or in part, prior to the Closing Date;

(e) any Seller Benefit Plan established or maintained by any Seller; or

(f) any Retained Liabilities.

Each Seller’s and each Owner’s liability with respect to claims under Section 5.2 is limited to an amount which shall not exceed, in the aggregate, the Purchase Price.

5.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Sellers, Owners and their respective Indemnified Persons, and will reimburse the Indemnified Persons for Damages, to the extent arising from or in connection with:

(a) any Breach of Buyer’s representations and warranties in (i) this Agreement, (ii) any transfer instrument, or (iii) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; or

(c) any liability arising out of the ownership of, or conditions first occurring with respect to, the Assets following the Closing Date or from the Assumed Liabilities except to the extent caused by any Seller in the performance of such Seller’s obligations under the Transition Services Agreement.

Buyer’s liability with respect to claims under Section 5.3 is limited to an amount which shall not exceed the Purchase Price.

5.4 Indemnification Claim Procedures.

(a) If any Proceeding is commenced in which any Indemnified Person is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”) then such Indemnified Person will promptly give written notice to the Indemnitor together with a copy of the document asserting such claim, if then available to the Indemnified Person. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Person, except to the extent the defense of such Proceeding is materially and irrevocably prejudiced by the Indemnified Person’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Person if (i) within 15 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Person in writing that the Indemnitor will indemnify the Indemnified Person from and against the entirety of any Damages the Indemnified Person may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Person may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii)  the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv)  settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Person likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Person, and (v)  the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 5.4(b), (i) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Person will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii)  the Indemnitor will not Consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Person (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Person to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Person reasonably believes could have a Material Adverse Effect on any other Proceedings to which the Indemnified Person or its Affiliates are party or to which Indemnified Person has a good faith belief it may become party, or (B) if any portion of such Order would not remain sealed if the failure to seal such Order would have a Material Adverse Effect Upon the Indemnified Person.

(d) If any condition in Section 5.4(b) is or becomes unsatisfied, (i) the Indemnified Person may defend against, and consent to the entry of any Order with respect to an Indemnification Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any Consent from, any Indemnitor in connection therewith), (ii) each Indemnitor will jointly and severally be obligated to reimburse the Indemnified Person promptly and periodically for the Damages relating to defending against the Indemnification Claim, and (iii)  each Indemnitor will remain jointly and severally Liable for any Damages the Indemnified Person may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 5.

5.5 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 5 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

5.6 Limitations on Indemnification Obligation. Sellers and Owners shall not be liable for indemnification to Buyer under Section 5.2(a) of this Agreement until the aggregate amount of all Indemnification Claims of Buyer under Section 5.2(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”), at which time Buyer shall be entitled to recover the aggregate amount of all Indemnification Claims, including the Threshold Amount. Buyer shall provide the Sellers and Owners with notice of all Indemnification Claims included in the Threshold Amount. The maximum liability of the Sellers under this Agreement for indemnification obligations under Section 5.2(a) shall not exceed twenty five percent (25%) of the Purchase Price (such maximum liability amount, the “Cap”). Notwithstanding anything to the contrary in this Agreement, the Threshold Amount and the Cap shall not apply in the event of fraud, intentional misrepresentation or willful and knowing breach of a provision by the indemnifying party, or in the event of a breach of a Fundamental Representation. Without limiting the effect of any other limitation contained in this Article V, for purposes of computing the amount of any Damages incurred by any Indemnified Person under this Article V, there shall be deducted an amount equal to the amount of any amounts the Indemnified Person actually collects from third parties in connection with any Damages for which indemnification is sought.

5.7 Use of Holdback. Any obligation of the Sellers or the Owners under Section 5.2 shall initially be satisfied from the Holdback Amount according to the terms set forth in this Article V and the Escrow Agreement. To the extent the Holdback Amount is insufficient to satisfy an amount payable to Buyer under Section 5.2, each Seller and each Owner shall be jointly and severally responsible for paying the balance to Buyer within fourteen (14) days following written notice from Buyer of such determination. Any of the Holdback Amount remaining and not subject to pending claims as of the Holdback Disbursement Date shall be paid to Sellers as set forth in Section 2.3.

ARTICLE VI
TAX MATTERS

6.1 Tax Matters.

(a) Tax Cooperation and Exchange of Information. From and after the Closing Date, Sellers, Owners and Buyer will cooperate in good faith and render reasonable assistance to the other parties in connection with the filing of Tax Returns, any audit or Proceeding with respect to Taxes (a “Tax Proceeding”), or any other Proceeding, in each case relating to the Assets or the Business, as and to the extent reasonably requested by the other parties hereto. Such cooperation shall include (i) the retention and (upon a party's request) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such Proceeding and (ii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers, Owners and Buyer shall (x) retain all books and records with respect to Tax matters pertinent to the Assets relating to any period beginning before the Closing Date until the expiration of all relevant statutes of limitations (and, to the extent notified by a party hereto, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Body with respect to Taxes (with respect to agreements of another party, to the extent notified thereof) and (y) give the other parties to this Agreement reasonable written notice prior to transferring, destroying or discarding any such books and records. Sellers shall control and resolve any Tax Proceeding relating to Taxes for which Sellers would be required to indemnify Buyer hereunder; provided that Sellers shall obtain the consent of Buyer, not to be unreasonably withheld, conditioned or delayed, prior to settling a Tax Proceeding in a manner that could increase Buyer’s Tax liability.

(b) Transfer Taxes. Any Transfer Taxes shall be borne solely by Owners and Sellers. Buyer and Sellers agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any such Transfer Taxes and to enable the Buyer and/or Sellers to comply with any pre-Closing filing requirements, Sellers bearing the cost and expense thereof.

(c) Tax Apportionment. Except for Transfer Taxes (which are addressed in Section 6.1(b)), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days of such taxable period ending prior the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning on the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). Notwithstanding the foregoing, all Taxes based on income, receipts and payments shall be apportioned between Sellers and Buyer based on a “closing of the books” methodology. Sellers shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period (the “Pre-Closing Apportioned Obligations”). Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period ("Post-Closing Apportioned Obligations"). To the extent Sellers are responsible hereunder for a Pre-Closing Apportioned Obligation (other than those taken into account in determining the Adjustment Amount) that Buyer is required to pay under applicable Legal Requirements, Sellers shall promptly pay such amount to such Buyer upon such Buyer's request.

ARTICLE VII
GENERAL PROVISIONS

7.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

7.2 Public Announcements. This Agreement, its negotiation, and any information disclosed relating to the underlying transaction is strictly confidential and subject to the Mutual Nondisclosure Agreement between the Parties dated as of November 23, 2015 (the “NDA”). Notwithstanding the aforementioned, upon execution of this Agreement or the Closing, Buyer and the Owner(s) may each issue a press release announcing, or otherwise publicly announce (including by filing a Current Report on Form 8-K or an oral announcement at, for example, an earnings conference call), such execution or Closing subject to the other party being provided a meaningful prior opportunity to review and comment upon such press release or other public announcement. Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, and suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

7.3 Confidentiality. A Party disclosing Confidential Information (“Disclosing Party”) is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party (“Receiving Party”), regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

7.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

Sellers, Owners:	InterCloud Systems, Inc.
1030 Broad Street, Suite 102
Shrewsbury, NJ 07702
Attention: Chief Financial Officer

with a mandatory copy to:	Pryor Cashman LLP
7 Times Square
New York, NY 10036
Facsimile: (212) 798-6319
Attention: M. Ali Panjwani, Esq.

Buyer:	j2 Global, Inc.
Attention: Legal Department
6922 Hollywood Blvd., 5th Floor
Los Angeles, CA 90028

7.5 Governing Law; Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and all of the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any suit, action or other proceeding it may bring arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought in a court of competent jurisdiction in Los Angeles, California, and each Party each irrevocably and unconditionally submits and consents to the exclusive jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

7.6 Further Assurances. The Parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without limiting the foregoing, in the event Sellers receive any remittance from any account debtors with respect to the Accounts Receivables, Sellers will endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof.

7.7 Payment of Retained Liabilities. In addition to payment of Taxes pursuant to Section 6.1, the Sellers will pay, or make adequate provision for the payment, in full of all Liabilities of Sellers that are not Assumed Liabilities. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets or conduct of the Business, Buyer may, at any time after the Closing, elect to pay any or all of such Liabilities directly (but will have no obligation to do so) and treat such payment as Damages under this Agreement so that Buyer will be entitled to exercise the remedies available to it under ARTICLE 5 of this Agreement.

7.8 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.9 Entire Agreement and Modification. This Agreement, the attached Exhibits and Schedules, supersede all prior agreements between the Parties with respect to its subject matter and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter except for the NDA, which shall remain in full force and effect with respect to the “Confidential Information” described therein and shall co-exist with this Agreement. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

7.10 Disclosure Schedule.

(a) Each disclosure in the Disclosure Schedule, and in any supplement thereto, will be deemed to relate only to the representations and warranties in the Section of the Agreement having the same number as the Part of the Disclosure Schedule in which such disclosure is made and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

7.11 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any entity directly or indirectly wholly owned by j2 Global, Inc. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

7.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.13 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER

KEEPITSAFE, INC.

By:	/s/ Jeremy Rossen
Name:	Jeremy Rossen
Title:	Vice President, General Counsel

SELLERS

U.S. DATA SECURITY ACQUISITION, LLC

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Title:	Chief Accounting Officer

VAULTLOGIX, LLC

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Title:	Chief Accounting Officer

DATA PROTECTION SERVICES, L.L.C.

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Title:	Chief Accounting Officer

OWNERS

INTERCLOUD SYSTEMS, INC.

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Title:	Chief Accounting Officer

SCHEDULE I

Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Schedule I:

“Accounts Receivable”—as defined in Section 3.8.

“Affiliate” means with respect to any Person, any Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by such Person. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person or the disposition of its assets or property, whether by stock, equity or other ownership, contract, arrangement or understanding, or otherwise.

“Agreement”—as defined in first paragraph of this Agreement.

“Adjustment Amount”—as defined in Section 2.3(c).

“Apportioned Obligations”—as defined in Section 6.1(c).

“Apportioned Period”—as defined in Section 6.1(c).

“Appraisal”—as defined in Section 2.8.

“Assets”—as defined in Section 2.1(a).

“Assigned Contracts”—as defined in Section 2.1(a)iii.

“Assignment and Assumption Agreement”—as defined in Section 2.5(a)ii.

“Assignment of Intellectual Property Assets”—as defined in Section 2.5(a)iii

“Assumed Liabilities”—as defined in Section 2.2(a).

“Balance Sheet”—as defined in Section 3.4.

“Bill of Sale”—as defined in Section 2.5(a)i.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business”—as defined in the introduction of this Agreement.

“Business IT” – as defined in Section 3.16(b).

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer’s Closing Documents”—as defined in Section 4.2(a).

“Closing”—as defined in Section 2.4.

“Closing Date”—as defined in Section 2.4.

“Closing Date Financial Statements”—as defined in Section 2.6(b).

“Closing Payment”—as defined in Section 2.3.

“Confidential Information”—as defined in the NDA, modified by adding the following sentence, “Confidential Information shall also include any Confidential Information that was not marked or designated as “Confidential, “Proprietary,” or some similar designation at or prior to the time of disclosure, but which by its nature and the circumstances of its disclosure it would reasonably would be considered as confidential by a reasonable person similarly situated as the receiving party.”

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including: (a) the purchase by Buyer from Sellers of the Business and the Assets; and (b) the performance by Buyer, Owners and Sellers of their respective covenants and obligations under this Agreement, including without limitation, the Transition Services Agreement.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights”—as defined in Section 3.15(a)iii.

“Current”—as defined in Section 3.8.

“Customer Contracts” —as defined in Section 2.1(a)iii.

“Damages”—as defined in Section 5.2.

“Developers”—as defined in Section 3.15(f).

“Disclosing Party”—as defined in Section 7.3.

“Disclosure Schedule”—the Disclosure Schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, a copy of which is attached hereto.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Equity Interests”—as defined in Section 3.3.

“Estimated Adjustment Amount”—as defined in Section 2.6(a).

“Excluded Assets”—as defined in Section 2.1(b).

“Excluded Contracts”—as defined in Section v.

“Final Adjustment Amount”—as defined in Section 2.6(c).

“Financial Statements”—as defined in Section 3.4.

“Fundamental Representation”—as defined in Section 5.1.

“GAAP” means US generally accepted accounting principles, consistently applied.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Holdback Amount”—as defined in Section 2.3.

“Holdback Disbursement Date”—as defined in Section 2.3.

“Independent Accountants”—as defined in Section 2.6(b).

“Indemnified Persons”—as defined in Section 5.2.

“Indemnitor” – means any Party having any Liability to any Indemnified Person under this Agreement.

“Intellectual Property Assets”—as defined in Section 3.15(a).

“Information Technology” – means all computer systems, communication systems, Software and hardware, whether owned, used or licensed.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) such individual would reasonably be deemed to have as the result of his position and duties on behalf of the representing party. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Contract”—as defined in Section 3.13(a).

“Noncompetition Agreements”—as defined in Section 2.5(a)v.

“Marks” —as defined in Section 3.15(a)i.

“NDA”—as defined in Section 7.2.

“Noncompetition Agreements”—as defined in Section 2.5(a)v.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles of organization and bylaws of a corporation or the equivalent thereof; and (b) any amendment to any of the foregoing.

“Owner” or “Owners”—as defined in the preamble to this Agreement.

“Party” or “Parties”—as defined in the preamble to this Agreement.

“Patents” —as defined in Section 3.15(a)ii.

“Permit” —means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Legal Requirement, Governmental Body, or Contract.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-Closing Taxes”—(i) all Taxes of the Seller, the Owners or any Affiliates of the foregoing, or for which the Seller, the Owners or any Affiliates of the foregoing is liable, other than Taxes attributable to the Assets or the Business for periods (or portions thereof) ending after the Closing Date (as determined under Section 6.1(c)) for any taxable period; (ii) all Taxes related to the Excluded Assets or Retained Liabilities for any taxable period; (iii) all Taxes relating to the operation of the Business or the Assets or the Assumed Liabilities for any taxable period that ends on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date, determined pursuant to Section 6.1(c); and (iv) Conveyance Taxes.

“Preexisting Code”—as defined in Section 3.15(f).

“Prepaid Adjustment”—as defined in Section 2.3(c).

“Prepaid Amounts” – any payment received by Sellers prior to the Closing Date for services (a) that have not been rendered by Sellers as of the Closing Date, and (b) the performance of which will be assumed by Buyer at Closing. For the avoidance of doubt, such amount includes both deferred revenues and unearned revenues.

“Post-Closing Apportioned Period”—as defined in Section 6.1(c).

“Post-Closing Apportioned Period”—as defined in Section 6.1(c).

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Publicly Available Software” – as defined in Section 3.15(g).

“Purchase Price”—as defined in Section 2.3.

“Purchase Price Allocation”—as defined in Section 2.8.

“Receivables Adjustment”—as defined in Section 2.3(a).

“Receiving Party”—as defined in Section 7.3.

“Related Person”—with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)	any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (i) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse and (C) any other natural person who is related to the individual within the first degree, and (ii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, adviser, or other representative of such Person, including legal counsel, accountants, and financial advisers.

“Retained Liabilities”—as defined in Section 2.2(b).

“Securities Act” — the Securities Act of 1933, as amended from time to time.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller Contract” —any Contract (a) under which any Seller has or may acquire any rights, (b) under which any Seller has or may become subject to any obligation or liability, or (c) by which any Seller or any of the assets owned or used by it is or may become bound.

“Seller Benefit Plans”— shall mean “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by any Seller or in which any Seller participates or participated and which provides benefits to employees or retired employees of any Seller, including any 401(k) plan.

“Seller’s Closing Documents”—–as defined in Section 3.2(a).

“Seller’s Secretary’s Certificate”—as defined in Section 2.5(a)viii.

“Social Media Accounts” — as defined in Section 3.15(a)iv.

“Social Media Account Names” — as defined in Section 3.15(a)v.

“Software” – as defined in Section 3.15(a)(iii).

“System” –the infrastructure of computers, servers, routers, hubs, switches, workstations, data communications lines and all other tangible Assets designed and maintained by Seller in order to operate the Business.

“Tax”—means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment or any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Proceeding”—as defined in Section 6.1(a).

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim”—any claim or action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (in writing) or any notice has been given (in writing).

“Trade Secrets”—as defined in Section 3.15(a)vi.

“Transfer Taxes” - means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred as a result of the sale of the Transferred Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements (and specifically excluding any income, net income or gains Tax).

“Transition Services Agreement”—as defined in Section 2.5(a)vi.

“WARN Act”—as defined in Section 3.21(d).

EXHIBIT A

Form of Bill of Sale

1. Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 2.1 of that certain Asset Purchase Agreement dated as of February 17, 2016 (the “Purchase Agreement”), to which KeepItSafe, Inc., a Delaware corporation (“Buyer”), VaultLogix, LLC, a Delaware limited liability company, Data Protection Services, L.L.C., a Delaware limited liability company, and U.S. Data Security Acquisition, LLC, a Delaware limited liability company (each a “Seller”, and collectively “Sellers”), and each individual owner of interests in Sellers as set forth on the signature page thereto (each an “Owner,” and collectively, the “Owners”) are parties, Sellers hereby sell, transfer, assign, convey, grant and deliver to Buyer, effective as of 12:01 a.m. (Pacific Standard Time) on February 17, 2016 (the “Effective Time”), all of Sellers’ right, title and interest in and to all of the Assets, including but not limited to the Intellectual Property Assets (as defined in the Purchase Agreement).

2. Further Actions. Each Seller and each Owner covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Assets, including but not limited to the Intellectual Property Assets, and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Assets, including but not limited to the Intellectual Property Assets, all at the sole cost and expense of Sellers.

3. Limited Power of Attorney. Without limiting Section 2 hereof, each Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney-in-fact of such Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of such Seller but on behalf and for the benefit of Buyer and Buyer’s successors and assigns, from time to time:

(a) to demand, receive and collect any and all of the Assets, including but not limited to the Intellectual Property Assets, and to give receipts and releases for and with respect to the same, or any part thereof;

(b) to institute and prosecute, in the name of such Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or Buyer’s successors and assigns may deem proper in order to collect or reduce to possession any of the Assets, including but not limited to the Intellectual Property Assets, and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets, including but not limited to the Intellectual Property Assets, and to use such Seller's name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same.

Each Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by such Seller.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to each Seller's representations, warranties, covenants, agreements and indemnities relating to the Assets, including but not limited to the Intellectual Property Assets, are incorporated herein by this reference. Each Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, each Seller has executed and delivered this Bill of Sale as of February 17, 2016.

VAULTLOGIX, LLC

By:
Name:
Title:

DATA PROTECTION SERVICES, L.L.C.

By:
Name:
Title:

U.S. DATA SECURITY ACQUISITION, LLC

By:
Name:
Title:

Signature Page to Bill of Sale

EXHIBIT B

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of February 17, 2016, by and among VaultLogix, LLC, a Delaware limited liability company, Data Protection Services, L.L.C., a Delaware limited liability company, and U.S. Data Security Acquisition, LLC, a Delaware limited liability company (each an “Assignor” and collectively, “Assignors”), and KeepItSafe, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignors and Assignee are parties to that certain Asset Purchase Agreement dated as of February 17, 2016 (the “Purchase Agreement”), pursuant to which Assignee has purchased the Assets (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignors, as set forth herein, and this Agreement is contemplated by Section 2.1 of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Assignment and Assumption. Effective as of 12:01 a.m. (Pacific Standard Time) on February 17, 2016 (the “Effective Time”), each Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of such Assignor’s right, title, benefit, privileges and interest in and to, and all of such Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignors to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities. Assignee assumes no Retained Liabilities, and the parties hereto agree that all such Retained Liabilities shall remain the sole responsibility of Assignors.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to each Assignor's representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Each Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

5. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and all of the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any suit, action or other proceeding it may bring arising out of or relating to this Agreement or any of the transactions contemplated shall be brought in a court of competent jurisdiction in Los Angeles, California, and each Party each irrevocably and unconditionally submits and consents to the exclusive jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

6. Assignments; Successors; No Third-Party Rights. No Party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of j2 Global, Inc. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

7. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNEE

KEEPITSAFE, INC

By:
Name:
Title:

ASSIGNORS

VAULTLOGIX, LLC

By:
Name:
Title:

DATA PROTECTION SERVICES, L.L.C.

By:
Name:
Title:

U.S. DATA SECURITY ACQUISITION, LLC

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

EXHIBIT C

Form of Assignment of Intellectual Property Assets

This ASSIGNMENT OF INTELLECTUAL PROPERTY ASSETS (“Assignment”) is made as of February 17, 2016, from VaultLogix, LLC, a Delaware limited liability company, Data Protection Services, L.L.C., a Delaware limited liability company, and U.S. Data Security Acquisition, LLC, a Delaware limited liability company (each an “Assignor”, and collectively “Assignors”), to KeepItSafe, Inc., a Delaware corporation (“Assignee”). Terms not specifically defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement dated as of February 17, 2016, by and among Assignors, Assignee and the Owners (the “Agreement”).

RECITALS

WHEREAS, pursuant to the Agreement, each Assignor has agreed to sell to Assignee and Assignee has agreed to buy from each Assignor the Assets, including without limitation the Intellectual Property Assets. Pursuant to the Agreement, each Assignor has agreed to execute such instruments as the Assignee may reasonably request in order to more effectively assign, transfer, grant, convey, assure and confirm to Assignee and its successors and assigns, or to aid and assist in the collection of or reducing to possession by the Assignee of, all of such Intellectual Property Assets.

WHEREAS, in accordance therewith, each Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of each Assignor’s worldwide right, title and interest in, to and under each Assignor’s registered and unregistered domestic and foreign Intellectual Property Assets listed on Schedule A annexed hereto and incorporated herein by reference.

NOW, THEREFORE, each Assignor, for and in exchange for the payment of the purchase price set forth in the Agreement, the receipt of which is hereby acknowledged, does hereby transfer and assign to Assignee, and Assignee hereby accepts the transfer and assignment of, all of each Assignor’s worldwide right, title and interest in, to and under the Intellectual Property Assets, together with the goodwill of the business associated therewith and which is symbolized thereby, all rights to sue for infringement of any Intellectual Property Asset, whether arising prior to or subsequent to the date of this Assignment of Intellectual Property Assets, and any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States, Canada and in any other jurisdiction, the same to be held and enjoyed by the said Assignee, their successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by the said Assignors had this Assignment of Intellectual Property Assets not been made.

Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment of Intellectual Property Assets shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each Assignors has caused its duly authorized officer to execute and deliver this Assignment of Intellectual Property Assets as of the date first above written.

ASSIGNEE

KEEPITSAFE, INC

By:
Name:
Title:

ASSIGNORS

VAULTLOGIX, LLC

By:
Name:
Title:

DATA PROTECTION SERVICES, L.L.C.

By:
Name:
Title:

U.S. DATA SECURITY ACQUISITION, LLC

By:
Name:
Title:

Signature Page to Assignment of Intellectual Property Assets

Schedule A

Intellectual Property Assets

Advantage backup software Vaultlogix Information portal Vaultlogix Internal billing system

Domain Names

●    Datapreserve.com

●    Datapreservesucks.com

●    Dataprotection.com

●    Mydatapreserve.com

●    Onlineserverbackup.com

●    remotebackup.com

●    remotedata-backup.com

●    remotedata-backup.net

●    singularbackup.com

●    singularbackup.net

●    usdatatrust.com

●    utility-backup.com

●    utilitybackupsolutions.com

●    vaultlogics.com

●    vaultlogics.net

●    vaultlogix.com

●    vaultlogix.co

●    vaultlogix.net

●    vaultlogixsucks.com

●    vaultlogixsucks.net

Social Media Accounts and Social Media Account Names

Site	Search term

Facebook	Vaultlogix

Linkedin	Vaultlogix

Google+	Vaultlogix

Twitter	Vaultlogix

Software

Software	Developers	Preexisting Code
Advantage	Robo DRS, LLC	N/A

Software	Developers	Preexisting Code
VIP and Billing Portal	Braintech	N/A
All software relating to the VaultLogix platform
All other software owned by any Seller relating to the online backup business of Sellers

Marks

Trademark	Registration Number	Record owner	Country	Description
U.S. Data Trust	3438922	U.S. Data Security Corporation	United States	Service mark of U.S. Data Trust symbol as used on company website
U.S. Data Trust	3429327	U.S. Data Security Corporation	United States	Service mark of the company name U.S. Data Trust
VaultLogix	4321184	Vaultlogix, LLC	United States	Services mark of the company name VaultLogix

Business/Trade Names

●	VaultLogix
●	DPS
●	US Datatrust
●	DataPreserve
●	Utility Backup Solutions

Copyrights

Registered Number	Copyright Title	Registration Date	Record Owned
TXu001306850	Data Protection Services, LLC, website (Text Copyright)	May 2, 2015	Data Protection Services, L.L.C.

All content of any website relating to any Seller

EXHIBIT D-1

Form of Noncompetition, Nondisclosure and Nonsolicitation Agreement (Seller)

This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made as of February 17, 2016, by and among KeepItSafe, Inc., a Delaware corporation (“Buyer”), and ___________ (“Seller”).

RECITALS

Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller the Assets pursuant to the terms and conditions of the Asset Purchase Agreement (defined below).

This Agreement is a material part of the consideration bargained for by Buyer in order to enter into the Asset Purchase Agreement and execution and delivery of this Agreement is a condition to Buyer entering into the Asset Purchase Agreement. Seller is willing to enter into this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1 DEFINITIONS

“Confidential Information” is defined in Section 2.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement dated as of February 17, 2016, by and among Buyer, Sellers and the Owners (the “Asset Purchase Agreement”).

2. ACKNOWLEDGMENTS BY SELLER

Seller has had access to and has become familiar with the following, any and all of which constitute confidential information of Seller pertaining to the Business and Assets (collectively the “Confidential Information”): (a) any and all trade secrets, concerning the Business, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures architectures processes, improvements, devices, know-how, discoveries, concepts, methods and information of Seller and any other information, however documented, of Seller that is a trade secret; (b) any and all information concerning the Business, including, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, and technical information, however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing. marketed throughout the world; (c) Seller's Business prior to Closing competes with other businesses that are or could be located in any part of the world; (d) Buyer has required that Seller make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Buyer’s purchase of the Assets; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to the use and operation of the Assets from and after Closing; and (f) Buyer may be irreparably damaged if Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3.  CONFIDENTIAL INFORMATION

Seller acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Assets. Therefore, Seller hereby agrees not to disclose to any unauthorized Persons or use for its own account or for the benefit of any third party any Confidential Information without Buyer’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller’s fault or the fault of any other Person bound by a duty of confidentiality to Buyer or Seller or its members, or disclosure is required by legal process in which case Seller shall provide Buyer with reasonable notice prior to disclosure. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may reasonably request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Seller may then possess or have under its control.

4. NONCOMPETITION AND NONSOLICITATION

As an inducement for Buyer to enter into the Asset Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Asset Purchase Agreement, Seller agrees that:

(a) For a period of three (3) years after the Closing excepting such duties required under and in connection with the Transition Services Agreement:

(i) It will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in a business that offers or is affiliated with a business that offers the following services offered by the Business on the date of this Agreement: online data backup, anywhere within the world, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Despite the foregoing, Seller’s provision of services, aid, assistance or advice to an entity or a division or Affiliate of an entity that competes with the Business shall not be a violation hereof so long as Seller does not provide, directly or indirectly, any services, aid, assistance or advice to such entity or division or Affiliate of such entity with respect to such competing Business.

(ii) Seller agrees not to, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and Buyer; provided however, that the foregoing restriction shall not apply to general solicitation or posting on the internet which are not specifically directed at such employees.

(iii) Seller agrees that it will not, directly or indirectly, solicit the business of any Person known to Seller to be a customer of Buyer, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the Business as was conducted by Seller using the Assets; and

(b) Seller will not, at any time during or after the 3-year period, disparage Buyer, the Assets, the Business formerly conducted by Seller, the business conducted by Buyer using the Assets or any shareholder, director, officer, employee or agent of Buyer or any of its Affiliates.

5. REMEDIES

If Seller breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to the following remedies:

(a) Damages from Seller.

(b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone may be inadequate to compensate Buyer and may be an inadequate remedy for such breach.

(c) The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

6. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES

This Agreement will be binding upon Buyer and Seller and will inure to the benefit of Buyer and Buyer’s Affiliates, successors and assigns. j2 Global, Inc. is an express third-party beneficiary of Seller’s obligations hereunder.

7. WAIVER

Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party, or of the right of the Party giving such notice or demand to require the other Party, to take further action without notice or demand as provided in this Agreement.

8. GOVERNING LAW

This Agreement will be governed by the laws applied by courts of the State of Delaware to contracts entered into within that state by parties residing within that state and having no connection to any other state.

9. JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and all of the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any suit, action or other proceeding it may bring arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought in a court of competent jurisdiction in Los Angeles, California, and each Party each irrevocably and unconditionally submits and consents to the exclusive jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. SEVERABILITY

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller to the greatest extent permissible.

11. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in the Asset Purchase Agreement.

14. ENTIRE AGREEMENT

This Agreement, the Asset Purchase Agreement and all Exhibits and Schedules to the Asset Purchase Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Noncompetition, Nondisclosure and Nonsolicitation Agreement as of the date first above written.

BUYER

KEEPITSAFE, INC

By:
Name:
Title:
SELLER

By:
Name:
Title:

Signature Page to Seller’s Noncompetition, Nondisclosure and Nonsolicitation Agreement

EXHIBIT D-2

Form of Noncompetition, Nondisclosure and Nonsolicitation Agreement (Owner)

This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made as of February 17, 2016, by and among KeepItSafe, Inc., a Delaware corporation (“Buyer”) and InterCloud Systems, Inc. (“Owner”).

RECITALS

Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from VaultLogix, LLC, a Delaware limited liability company, Data Protection Services, L.L.C., a Delaware limited liability company, and U.S. Data Security Acquisition, LLC, a Delaware limited liability company (each a “Seller”, and collectively, “Sellers”), the Assets pursuant to the terms and conditions of the Asset Purchase Agreement (defined below).

This Agreement is a material part of the consideration bargained for by Buyer in order to enter into the Asset Purchase Agreement and execution and delivery of this Agreement is a condition to Buyer entering into the Asset Purchase Agreement. Owner is willing to enter into this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1 DEFINITIONS

“Confidential Information” is defined in Section 2.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement dated as of February 17, 2016, by and among Buyer, Sellers and the Owners (the “Asset Purchase Agreement”).

2. ACKNOWLEDGMENTS BY SELLER

Owner has had access to and has become familiar with the following, any and all of which constitute confidential information of Sellers pertaining to the Business and Assets (collectively the “Confidential Information”): (a) any and all trade secrets, concerning the Business, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures architectures processes, improvements, devices, know-how, discoveries, concepts, methods and information of each Seller and any other information, however documented, of each Seller that is a trade secret; (b) any and all information concerning the Business, including, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, and technical information, however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for each Seller containing or based, in whole or in part, upon any information included in the foregoing. Owner acknowledges that (a) the Business of each Seller relating to the use and operation of the Assets by such Seller prior to Closing is international in scope; (b) its products and services related to such Business are marketed throughout the world; (c) each Seller's Business prior to Closing competes with other businesses that are or could be located in any part of the world; (d) Buyer has required that Owner make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Buyer’s purchase of the Assets; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to the use and operation of the Assets from and after Closing; and (f) Buyer may be irreparably damaged if Owner were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3. CONFIDENTIAL INFORMATION

Owner acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Assets. Therefore, Owner hereby agrees not to disclose to any unauthorized Persons or use for its own account or for the benefit of any third party any Confidential Information without Buyer’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Owner’s fault or the fault of any other Person bound by a duty of confidentiality to Buyer or any Seller or its members, or disclosure is required by legal process in which case Owner shall provide Buyer with reasonable notice prior to disclosure. Owner agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may reasonably request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Owner may then possess or have under its control.

4. NONCOMPETITION AND NONSOLICITATION

As an inducement for Buyer to enter into the Asset Purchase Agreement and as additional consideration for the consideration to be paid to Sellers under the Asset Purchase Agreement, Owner agrees that:

(a) For a period of three (3) years after the Closing excepting such duties required under and in connection with the Transition Services Agreement:

(i) He will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in a business that offers or is affiliated with a business that offers the following services offered by the Business on the date of this Agreement: online data backup, anywhere within the world, provided, however, that Owner may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Owner agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Despite the foregoing, Owner’s provision of services, aid, assistance or advice to an entity or a division or Affiliate of an entity that competes with the Business shall not be a violation hereof so long as Owner does not provide, directly or indirectly, any services, aid, assistance or advice to such entity or division or Affiliate of such entity with respect to such competing Business.

(ii) Owner agrees not to, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and Buyer; provided however, that the foregoing restriction shall not apply to general solicitation or posting on the internet which are not specifically directed at such employees.

(iii) Owner agrees that he will not, directly or indirectly, solicit the business of any Person known to any Seller to be a customer of Buyer, whether or not Owner had personal contact with such Person, with respect to products or activities which compete in whole or in part with the Business as was conducted by any Seller using the Assets; and

(b) Owner will not, at any time during or after the 3-year period, disparage Buyer, the Assets, the Business formerly conducted by any Seller, the business conducted by Buyer using the Assets or any shareholder, director, officer, employee or agent of Buyer or any of its Affiliates.

5. REMEDIES

If Owner breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to the following remedies:

(a) Damages from Owner.

(b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone may be inadequate to compensate Buyer and may be an inadequate remedy for such breach.

(c) The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

6. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES

This Agreement will be binding upon Buyer and Owner and will inure to the benefit of Buyer and its Affiliates, successors and assigns. j2 Global, Inc. is an express third-party beneficiary of Owner’s obligations hereunder.

7. WAIVER

Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

8. GOVERNING LAW

This Agreement will be governed by the laws applied by courts of the State of Delaware to contracts entered into within that state by parties residing within that state and having no connection to any other state.

9. JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and all of the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties agrees that any suit, action or other proceeding it may bring arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought in a court of competent jurisdiction in Los Angeles, California, and each party each irrevocably and unconditionally submits and consents to the exclusive jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. SEVERABILITY

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Seller to the greatest extent permissible.

11. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in the Asset Purchase Agreement.

14. ENTIRE AGREEMENT

This Agreement, the Asset Purchase Agreement and all Exhibits and Schedules to the Asset Purchase Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Noncompetition, Nondisclosure and Nonsolicitation Agreement as of the date first above written.

BUYER

KEEPITSAFE, INC

By:
Name:
Title:

OWNER

INTERCLOUD SYSTEMS, INC

By:
Name:
Title:

Signature Page to Owner’s Noncompetition, Nondisclosure and Nonsolicitation Agreement

EXHIBIT F

Form of Seller’s Secretary’s Certificate

I certify that I am the duly qualified and acting secretary of_______ , a_________ (“Seller”) and that, as such, I am familiar with the facts herein certified and am duly authorized to certify the same and do hereby certify as follows:

1.	Attached as Schedule A hereto is a true, correct and complete copy of Seller’s Organizational Documents, which is in full force and effect as of the date hereof.

2.	Attached as Schedule B hereto is a true, correct and complete copy of the resolutions of the members of Seller approving the execution and delivery of the Asset Purchase Agreement and the consummation of the Contemplated Transactions. Such resolutions have not been rescinded or modified in any way, and are in full force and effect as of the date hereof.

3.	I have examined the signatures of Seller’s members executing the Asset Purchase Agreement dated as of February 17, 2016 (the “Asset Purchase Agreement”), by and among Sellers, Buyer and the Owners, and the exhibits and other documents delivered in connection therewith, and such signatures are their true signatures. As of the date hereof (and the date of such signatures), such members are (and were) the members of Seller.

This Secretary’s Certificate is being delivered on Seller’s behalf pursuant to Section 2.5(a)(viii) of the Asset Purchase Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Asset Purchase Agreement.

IN WITNESS WHEREOF, I have executed this certificate on February 17, 2016.

By:
Name:
Title:

Schedule A

Seller’s Organizational Documents

Schedule B

Seller’s Resolutions